Exhibit 99

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Press Release Wednesday, April 30, 2008 WACHOVIA RESPONDS TO TAX RULING IN LEVERAGED LEASE TRANSACTIONS WACHOVIA MAY TAKE CHARGE OF UP TO $1 BILLION

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced that, as a result of its analysis of a ruling in BB&T Corporation v. the United States on April 29, 2008, it expects to record an after-tax non-cash charge of between $800 million and $1 billion in the second quarter of 2008. Wachovia expects to provide additional information when it files its 2008 First Quarter Report on Form 10-Q.

Wachovia entered into various leasing transactions between 1999 and 2003 involving lease-to-service contracts and leases of qualified technological equipment, which are widely known as sale-in, lease-out or “SILO” transactions. Wachovia stopped originating these transactions in 2003.

In 2006, the FASB issued guidance on the accounting treatment of leveraged leasing transactions. Previously, changes in the timing of tax cash flows did not require any change in the amount of income recognized under a leveraged lease. With the issuance of FASB Staff Position FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), changes affecting the timing of income tax cash flows but not the total net income under a leveraged lease trigger a recalculation of the net investment in the lease. Where tax cash flows are reduced or delayed, this recalculation results in a one-time non-cash charge to earnings.

On April 29, 2008, the U.S. Court of Appeals for the Fourth Circuit issued an opinion in the BB&T case that disallowed tax benefits associated with certain of BB&T’s lease-in, lease-out (“LILO”) transactions. Although the BB&T decision involved LILOs, Wachovia believes some portions of the decision may also apply to SILO transactions. There has not yet been any judicial decision that directly involves SILOs, so the tax law as applied to SILOs remains unsettled. However, applicable accounting standards require Wachovia to update the assessment of its SILO transactions in light of the BB&T decision. The decision has no impact on Wachovia’s LILO transactions, which were settled in their entirety in 2004.

Although Wachovia continues to believe its SILO transactions comply with applicable laws, in light of the BB&T decision, under the principles established by FSP 13-2 and FIN 48, the non-cash charge to earnings is currently estimated to be in the range of $800 million to $1 billion and this approximate amount would be recognized as income over the remaining terms of the affected leases, generally 35 to 40 years.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $808.9 billion and market capitalization of $53.8 billion at March 31, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 18,600 registered representatives in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.